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                                       PITNEY BOWES INC.         EXHIBIT (vi)
                         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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
(Dollars in thousands, except share data)                       Years Ended December 31,


Primary                                          1996         1995         1994         1993(1)      1992(1)
Income from continuing operations(2)      $   469,413  $   407,708  $   348,428  $   305,690  $   260,736(3)
Discontinued operations                             -      175,431       45,161       47,495       54,129
Effect of accounting changes                        -            -     (119,532)           -     (214,631)
Net income                                $   469,413  $   583,139  $   274,057  $   353,185  $   100,234

Weighted average number of common shares
 outstanding                              149,116,883  151,140,274  156,459,437  157,766,700  157,562,020
Preference stock, $2.12 cumulative
 convertible                                  726,756      785,355      847,430      905,231    1,085,684
Stock option and purchase plans               796,598      432,845      421,761      696,721      581,782
Convertible loan stock                              -            -            -            -        5,926
Total common and common equivalent shares
 outstanding                              150,640,237  152,358,474  157,728,628  159,368,652  159,235,412

Income per common and common equivalent share - primary:
 Continuing operations                    $      3.12  $      2.68  $      2.21  $      1.92  $      1.64
 Discontinued operations                            -         1.15          .29          .30          .34
 Effect of accounting changes                       -                      (.76)           -        (1.35)
 Net income                               $      3.12  $      3.83  $      1.74  $      2.22  $       .63
Fully Diluted
Income from continuing operations         $   469,413  $   407,709  $   348,430  $   305,694  $   260,740(3)
Discontinued operations                             -      175,431       45,161       47,495       54,129
Effect of accounting changes                        -            -     (119,532)           -     (214,631)
Net income                                $   469,413  $   583,140  $   274,059  $   353,189  $   100,238

Weighted average number of common shares
 outstanding                              149,116,883  151,140,274  156,459,437  157,766,700  157,562,020
Preference stock, $2.12 cumulative
 convertible                                  726,756      785,355      847,430      905,231    1,085,684
Stock option and purchase plans               851,050      460,348      439,756      706,981      606,915
Convertible loan stock                              -            -            -            -        5,926
Preferred stock, 4% cumulative convertible     11,441       11,502       14,265       23,464       26,409
Total common and common equivalent shares
 outstanding                              150,706,130  152,397,479  157,760,888  159,402,376  159,286,954

Income per common and common equivalent share - fully diluted:
 Continuing operations                    $      3.12  $      2.68  $      2.21  $      1.92  $      1.64
 Discontinued operations                            -         1.15          .29          .30          .34
 Effect of accounting changes                       -            -         (.76)           -        (1.35)
 Net income                               $      3.12  $      3.83  $      1.74  $      2.22  $       .63

(1) Reclassified to reflect discontinued operations.
(2) Income from continuing operations was adjusted for preferred dividends.
(3) Income from continuing operations was adjusted for interest on convertible debt.
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